Exhibit 99.4

Letter issued by VASCO on September 5, 2011

Dear VASCO Stakeholder,

In January, 2011, VASCO acquired the Dutch PKI company and Certification Authority DigiNotar B.V.

On July 19th, 2011, DigiNotar detected an intrusion into its Certificate Authority (CA) infrastructure, which resulted in the fraudulent issuance of public key certificate requests for a number of domains, including Google.com.

Please understand that the above mentioned security incident does not have any effect on VASCO’s core DIGIPASS, VACMAN and IDENTIKEY authentication business.

The technological infrastructures of VASCO and DigiNotar are completely separated, meaning that there is no risk for infection of VASCO’s strong authentication business.

The integration of DigiNotar technology into VASCO’s products was planned for 2012. This means that all VASCO products in the market today are 100% DigiNotar-free.

Your authentication project is safe with VASCO.

VASCO does not expect that the DigiNotar security incident will have a significant impact on the company’s future revenue or business plans. In fact, DigiNotar’s expected revenue for the year 2011 was approximately 2% of VASCO’s guided revenue for the year 2011 as communicated on July 26, 2011.

Yours truly,

T. Kendall Hunt
VASCO Data Security Chairman & CEO